                       Heller Financial, Inc. Announces
         Dividend Declarations for Class A and B Common Stocks and for
                    Series A and Series C Preferred Stocks

     (Chicago, IL, October 16, 1998) --Heller Financial, Inc. (NYSE: HF) today declared dividends on its two classes of common stock, Class A Common Stock (which was issued in May, 1998 and is held publicly) and Class B (all of which is held of record by Fuji America Holdings, Inc.), and on two of the company's preferred stocks, Cumulative Perpetual Senior Preferred Stock, Series A, and Fixed Rated Noncumulative Perpetual Senior Preferred Stock, Series C.

     The company declared a quarterly dividend of $0.09 on each outstanding share of its Class A Common Stock and Class B Common Stock, payable on November 16, 1998 to the holders of record thereof on October 30, 1998. In total, approximately 90,000,000 shares of Class A and Class B Common stock are outstanding.

     The company declared a quarterly dividend of $0.5078125 on each share of the 5,000,000 outstanding shares of the Cumulative Perpetual Senior Preferred Stock, Series A, payable on November 16, 1998 to the holders of record thereof on October 30, 1998.

     The company also declared a quarterly dividend of $1.67175 on each share of the 1,500,000 outstanding shares of the Fixed Rated Noncumulative Perpetual Senior Preferred Stock, Series C, payable on November 16, 1998 to the holders of record thereof on October 30, 1998.

     Heller Financial, Inc. is a worldwide commercial finance company. Heller provides its middle-market and small business clients with equipment financing and leasing, factoring and working capital loans, collateral-based financing, cash flow financing, real estate financing, small business lending, and project financing investments. The Company also operates through joint venture and wholly-owned companies located in 19 countries in Europe, Asia, Australia and Latin America. These companies specialize in factoring, collateral-based financing, acquisition financing, leasing, vendor financing and trade finance.

                                       4